Exhibit 10.5

Consulting Arrangement Term Sheet

Term	Description
Name	•Stephan Kessel (“Consultant” or “You”)
Position Title	o Interim Chief Executive Officer (CEO), WireCo WorldGroup Inc. (Cayman) (“WireCo” or the “Company”)
Role & Responsibility
o    As Interim Chief Executive Officer, all WireCo employees shall report to you or your designees. You shall have the customary authority and duties commensurate with the position of an Interim Chief Executive Officer.
o    Your primary base of operations shall be outside of the United States, subject to your travel as outlined below.
o    You agree to devote a significant amount of your working time, attention and efforts to the Company. You shall be a consultant and provide direct services to the Company.
o    As of 1 May 2013, you and the Company agree that you shall spend two (2) weeks per month at the Company’s headquarters in Kansas City. You shall be allowed to work from your overseas base of operations and lead the Company from a place other than the Company’s headquarters at such other times as your duties reasonably permit.

Reporting	o The position shall report to the Board of Directors of WireCo and shall act as the leader of WireCo, its subsidiaries and affiliates, across all functions.
Start Date	o April 11, 2013
End Date
o    Your position as Interim Chief Executive Officer shall terminate on a date that coincides with the earlier of:
•(i) the date on which a new President & Chief Executive Officer (CEO) (or a person with substantively similar duties) commences employment with WireCo (or on such date as mutually agreed in writing between the Consultant and the Board of Directors of WireCo in connection with such a situation);
o    (ii) the date on which the Board of Directors of WireCo decides (in its sole discretion) to terminate your consulting arrangement; or
o    (iii) the date on which you inform the Board of Directors in writing that you no longer wish to serve as Interim Chief Executive Officer; provided however, that you shall use reasonable efforts to provide WireCo with no less than thirty (30) days written notice or your intent to terminate your consulting arrangement at WireCo so that the Company may make alternative arrangements in the event that a permanent President & CEO has not been identified;
provided, however that your obligations pursuant to the “Confidentiality” and “Non-Disparagement” clauses below shall survive indefinitely.

Base Salary
o    US$75,000.00 per calendar month (the “Base Salary”)
o    The Base Salary shall be pro-rated by week for any partial month of service to the Company provided by the Consultant.
o    You shall not receive any additional remuneration for working overtime.
o    You shall be responsible for all taxes associated with your consulting services and you shall indemnify the Company with respect to any claims for taxes for which you may be liable.

Bonus
o    You shall be entitled to a bonus (the “Interim CEO Bonus”), which shall be earned on the date on which a permanent President & CEO commences employment with the Company, provided that you still hold the position of Interim CEO immediately prior to such date. The Interim CEO Bonus shall consist of the following:
o    US$100,000.00 in cash; and
o    An option to purchase 1,000 shares of common stock of the Company at a price per share based on the most recent valuation analysis performed by Paine & Partners, LLC prior to such Ending Bonus being earned by the Consultant.
o    You shall not be eligible for any Interim CEO Bonus in the event that:
o    (i) this consulting arrangement is terminated by the Board of Directors
o    (ii) you terminate this consulting arrangement with the Company prior to the commencement of employment by a permanent President & CEO.

Other Benefits	o You shall be entitled to: o Reimbursement of reasonable, documented travel, lodging and ground

Other Benefits
transportation costs in connection with your fulfillment of your duties described in this term sheet (which shall include, for the avoidance of doubt, travel to and from your home in Germany).
o    A mobile telephone and internet service paid for by the Company.
o    You shall promptly return any such Company-owned items to the Company upon the termination of your role as Interim CEO pursuant to this Term Sheet.

Confidentiality
o    During your consulting arrangement with the Company and its subsidiaries and thereafter, you will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the business, operations, plans, competitive information, finances, organization or employees of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company, and you will not use, directly or indirectly, any confidential information of the Company for the benefit of anyone other than the Company. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made, or invented by you, alone or with others, while providing services to the Company and its subsidiaries, which are related to the business of the Company or which use Company resources shall be and become the sole property of the Company (as “work for hire”), and you hereby assign any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including without limitation those in computer-readable form) or property relating or belonging to the Company, whether prepared by you or otherwise coming into your possession in the course of the performance of your services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by you (including without limitations any copies thereof) upon termination of this consulting arrangement.

Non- Competition
o    While you are Interim CEO of the Company and its subsidiaries and for period of 12 months following the termination of this consulting arrangement for any reason, you shall not, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation, or control of, or otherwise render services to, or engage in, any Competitive Business.
o    “Competitive Business” means any business that competes with the business of the Company at any given time.

Non- Solicitation
o    While you are Interim CEO of the Company and its subsidiaries and for period of 12 months thereafter, you shall not, directly or indirectly, employ, or solicit for employment, the services of any individual who is then an employee of the Company (or any of its subsidiaries) or who was an employee of the Company (or any of its subsidiaries) within the previous twelve months.

Non-Disparagement
o    You agree that you will not make or cause to be made any statements, verbally, electronically, in writing or in any other form, that are derogatory or disparaging about the Company, its businesses, officers, directors or employees.

Governing Law & Legal Venue
o    This Term Sheet and any settlement or transaction in relation thereto shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.
o    Any controversy or claim arising out of or relating to this Term Sheet shall be settled by final binding and non-appealable arbitration in New York, New York. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding, and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. You agree to the exclusive jurisdiction of the state and federal courts in the Borough of Manhattan with respect to the enforcement of any such award and service of process at your address in the Company records.

By signing below, the parties agree that this term sheet will be binding upon the parties as of the date first written above.
STEPHAN KESSEL
Signed: /s/ Stephan Kessel
WIRECO WORLDGROUP
/s/ John J. Anton
By: John J. Anton
Title: Chairman

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